EXHIBIT 99.1

Adaptive Biotechnologies Reports Fourth Quarter and Full Year 2023 Financial Results

SEATTLE, Feb. 14, 2024 (GLOBE NEWSWIRE) – Adaptive Biotechnologies Corporation (“Adaptive Biotechnologies”) (Nasdaq: ADPT), a commercial stage biotechnology company that aims to translate the genetics of the adaptive immune system into clinical products to diagnose and treat disease, today reported financial results for the fourth quarter and full year ended December 31, 2023.

“2023 was a year of execution for MRD and strategic evolution for IM. The MRD business ended the year with 53% growth in clonoSEQ tests delivered and IM achieved key target and drug discovery milestones in cancer and autoimmune disorders,” said Chad Robins, chief executive officer and co-founder of Adaptive Biotechnologies. “2024 is off to a strong start. As momentum continues to build in both MRD and IM, we look forward to maximizing the value of each of these distinct opportunities for our patients and shareholders.”

Recent Highlights

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Revenue for the fourth quarter and full year 2023 was $45.8 million and $170.3 million, respectively. The MRD business, which contributed over 60% of revenue, grew 9% and 18% over the corresponding periods. This growth was more than offset by an expected reduction in GNE amortization in the IM business.
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clonoSEQ test volume increased 49% to 15,680 tests delivered in the fourth quarter of 2023, compared to the fourth quarter 2022 and ended the year with 56,496 tests delivered, up 53% versus 2022.
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Signed partnership with Flatiron Health™, a leading provider of EHR software and services for community oncology, to integrate the clonoSEQ® Assay into Flatiron’s OncoEMR™ system.
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IND secured for the first cell therapy product candidate; built regulated process workflow for the fully personalized cell therapy program.
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Strategic review continues with the goal of maximizing the value of the MRD and Immune Medicine businesses.

Fourth Quarter 2023 Financial Results

Revenue was $45.8 million for the quarter ended December 31, 2023, representing a 17% decrease from the fourth quarter in the prior year. MRD revenue was $30.8 million for the quarter, representing a 9% increase from the fourth quarter in the prior year. Immune Medicine revenue was $15.0 million for the quarter, representing a 45% decrease from the fourth quarter in the prior year.

Operating expenses, which include a $25.4 million lease impairment charge, were $116.9 million for the fourth quarter of 2023, compared to $94.4 million in the fourth quarter of the prior year, representing an increase of 24%. Excluding the impact of the lease impairment charge, operating expenses for the fourth quarter of 2023 decreased 3% compared to the fourth quarter of the prior year. Interest and other income, net was $4.6 million for the fourth quarter of 2023, compared to $2.6 million in the fourth quarter of the prior year. Interest expense from our revenue interest purchase agreement was $3.0 million for the fourth quarter of 2023, compared to $3.6 million in the fourth quarter of the prior year.

Net loss was $69.5 million for the fourth quarter of 2023, compared to $40.2 million for the same period in 2022.

Adjusted EBITDA (non-GAAP) was a loss of $24.7 million for the fourth quarter of 2023, compared to a loss of $19.6 million for the fourth quarter of the prior year.

Full Year 2023 Financial Results

Revenue was $170.3 million for the year ended December 31, 2023, representing an 8% decrease from the prior year. MRD revenue was $102.7 million in 2023, representing an 18% increase from the prior year. Immune Medicine revenue was $67.5 million in 2023, representing a 31% decrease from 2022.

Operating expenses for 2023, which include a $25.4 million lease impairment charge, were $397.3 million, compared to $385.5 million for 2022, representing an increase of 3%. Excluding the impact of the lease impairment charge, operating expenses for 2023 decreased 4% compared to the prior year. Interest and other income, net was $15.5 million in 2023, compared to $4.1 million in 2022. Interest expense from our revenue interest purchase agreement was $13.8 million in 2023, compared to $4.2 million in 2022.

Net loss was $225.3 million in 2023, compared to $200.4 million in 2022.

Adjusted EBITDA (non-GAAP) was a loss of $116.4 million for 2023, compared to a loss of $121.6 million in the prior year.

Cash, cash equivalents and marketable securities was $346.4 million as of December 31, 2023.

2024 Financial Guidance

Adaptive Biotechnologies expects full year revenue for the MRD business to be between $130 million and $140 million. No revenue guidance is provided for the Immune Medicine business.

We expect full year operating expenses, including cost of revenue, to be between $360 million and $370 million.

Management will provide further details on the outlook during the conference call.

Webcast and Conference Call Information

Adaptive Biotechnologies will host a conference call to discuss its fourth quarter and full year 2023 financial results after market close on Wednesday, February 14, 2024 at 4:30 PM Eastern Time. The conference call can be accessed at http://investors.adaptivebiotech.com. The webcast will be archived and available for replay at least 90 days after the event.

About Adaptive Biotechnologies

Adaptive Biotechnologies (“we” or “our”) is a commercial-stage biotechnology company focused on harnessing the inherent biology of the adaptive immune system to transform the diagnosis and treatment of disease. We believe the adaptive immune system is nature’s most finely tuned diagnostic and therapeutic for most diseases, but the inability to decode it has prevented the medical community from fully leveraging its capabilities. Our proprietary immune medicine platform reveals and translates the massive genetics of the adaptive immune system with scale, precision and speed. We apply our platform to partner with biopharmaceutical companies, inform drug development, and develop clinical diagnostics across our two business areas: Minimal Residual Disease (MRD) and Immune Medicine. Our commercial products and clinical pipeline enable the diagnosis, monitoring, and treatment of diseases such as cancer, autoimmune disorders, and infectious diseases. Our goal is to develop and commercialize immune-driven clinical products tailored to each individual patient.

Forward-Looking Statements

This press release contains forward-looking statements that are based on management’s beliefs and assumptions and on information currently available to management. All statements contained in this release other than statements of historical fact are forward-looking statements, including statements regarding our ability to develop, commercialize and achieve market acceptance of our current and planned products and services, our research and development efforts and other matters regarding our business strategies, use of capital, results of operations and financial position and plans and objectives for future operations.

In some cases, you can identify forward-looking statements by the words “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. These risks, uncertainties and other factors are described under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in the documents we file with the Securities and Exchange Commission from time to time. We caution you that forward-looking statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. As a result, the forward-looking statements may not prove to be accurate. The forward-looking statements in this press release represent our views as of the date hereof. We undertake no obligation to update any forward-looking statements for any reason, except as required by law.

Use of Non-GAAP Financial Measure

To supplement our unaudited consolidated statements of operations and unaudited consolidated balance sheets, which are prepared in conformity with generally accepted accounting principles in the United States of America (“GAAP”), this press release also includes references to Adjusted EBITDA, which is a non-GAAP financial measure that we define as net loss attributable to Adaptive Biotechnologies Corporation adjusted for interest and other income, net, interest expense, income tax (expense) benefit, depreciation and amortization expense, impairment costs for right-of-use and related long-lived assets, restructuring expense and share-based compensation expense. We have provided a reconciliation of net loss attributable to Adaptive Biotechnologies Corporation, the most directly comparable GAAP financial measure, to Adjusted EBITDA at the end of this press release.

Management uses Adjusted EBITDA to evaluate the financial performance of our business and the effectiveness of our business strategies. We present Adjusted EBITDA because we believe it is frequently used by analysts, investors and other interested parties to evaluate companies in our industry and it facilitates comparisons on a consistent basis across reporting periods. Further, we believe it is helpful in highlighting trends in our operating results because it excludes items that are not indicative of our core operating performance.

Adjusted EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. We may in the future incur expenses similar to the adjustments in the presentation of Adjusted EBITDA. In particular, we expect to incur meaningful share-based compensation expense in the future. Other limitations include that Adjusted EBITDA does not reflect:

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all expenditures or future requirements for capital expenditures or contractual commitments;
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changes in our working capital needs;
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interest expense, which is an ongoing element of our costs to operate;

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income tax (expense) benefit, which may be a necessary element of our costs and ability to operate;
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the costs of replacing the assets being depreciated and amortized, which will often have to be replaced in the future;
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the noncash component of employee compensation expense;
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right-of-use and related long-lived assets impairment costs; and
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the impact of earnings or charges resulting from matters we consider not to be reflective, on a recurring basis, of our ongoing operations, such as our March 2022 restructuring and reduction in workforce.

In addition, Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in our industry or across different industries.

ADAPTIVE INVESTORS
Karina Calzadilla, Vice President, Investor Relations

201-396-1687
investors@adaptivebiotech.com

ADAPTIVE MEDIA
Erica Jones, Associate Corporate Communications Director

206-279-2423
media@adaptivebiotech.com

Adaptive Biotechnologies

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenue	$45,784	$55,198	$170,276	$185,308
Operating expenses
Cost of revenue	19,616	16,589	75,553	57,909
Research and development	28,746	31,222	122,117	141,756
Sales and marketing	21,906	23,716	88,579	95,603
General and administrative	20,726	22,428	83,934	88,527
Amortization of intangible assets	429	429	1,699	1,699
Impairment of right-of-use and related long-lived assets	25,429	—	25,429	—
Total operating expenses	116,852	94,384	397,311	385,494
Loss from operations	(71,068)	(39,186)	(227,035)	(200,186)
Interest and other income, net	4,613	2,602	15,531	4,056
Interest expense	(3,012)	(3,585)	(13,800)	(4,238)
Net loss	(69,467)	(40,169)	(225,304)	(200,368)
Add: Net loss attributable to noncontrolling interest	26	41	54	177
Net loss attributable to Adaptive Biotechnologies Corporation	$(69,441)	$(40,128)	$(225,250)	$(200,191)
Net loss per share attributable to Adaptive Biotechnologies Corporation common shareholders, basic and diluted	$(0.48)	$(0.28)	$(1.56)	$(1.40)
Weighted-average shares used in computing net loss per share attributable to Adaptive Biotechnologies Corporation common shareholders, basic and diluted	144,900,669	143,054,722	144,383,294	142,515,917

Adaptive Biotechnologies

Consolidated Balance Sheets
(in thousands, except share and per share amounts)

(unaudited)

	December 31,
	2023	2022
Assets
Current assets
Cash and cash equivalents	$65,064	$90,030
Short-term marketable securities (amortized cost of $281,122 and $412,282, respectively)	281,337	408,166
Accounts receivable, net	37,969	40,057
Inventory	14,448	14,453
Prepaid expenses and other current assets	11,370	9,440
Total current assets	410,188	562,146
Long-term assets
Property and equipment, net	68,227	83,447
Operating lease right-of-use assets	52,096	80,763
Restricted cash	2,932	2,398
Intangible assets, net	5,128	6,827
Goodwill	118,972	118,972
Other assets	3,591	2,064
Total assets	$661,134	$856,617
Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$7,719	$8,084
Accrued liabilities	8,597	12,424
Accrued compensation and benefits	13,685	15,935
Current portion of operating lease liabilities	9,384	9,230
Current portion of deferred revenue	48,630	64,115
Total current liabilities	88,015	109,788
Long-term liabilities
Operating lease liabilities, less current portion	89,388	98,772
Deferred revenue, less current portion	44,793	58,599
Revenue interest liability, net	130,660	125,360
Total liabilities	352,856	392,519
Commitments and contingencies
Shareholders’ equity
Preferred stock: $0.0001 par value, 10,000,000 shares authorized at December 31, 2023 and 2022; no shares issued and outstanding at December 31, 2023 and 2022	—	—
Common stock: $0.0001 par value, 340,000,000 shares authorized at December 31, 2023 and 2022; 145,082,271 and 143,105,002 shares issued and outstanding at December 31, 2023 and 2022, respectively	14	14
Additional paid-in capital	1,452,502	1,387,349
Accumulated other comprehensive gain (loss)	215	(4,116)
Accumulated deficit	(1,144,332)	(919,082)
Total Adaptive Biotechnologies Corporation shareholders’ equity	308,399	464,165
Noncontrolling interest	(121)	(67)
Total shareholders’ equity	308,278	464,098
Total liabilities and shareholders’ equity	$661,134	$856,617

Adjusted EBITDA

The following table sets forth a reconciliation between our Adjusted EBITDA and net loss attributable to Adaptive Biotechnologies Corporation, the most directly comparable GAAP financial measure, for each of the periods presented (in thousands, unaudited):

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net loss attributable to Adaptive Biotechnologies Corporation	$(69,441)	$(40,128)	$(225,250)	$(200,191)
Interest and other income, net	(4,613)	(2,602)	(15,531)	(4,056)
Interest expense	3,012	3,585	13,800	4,238
Depreciation and amortization expense	5,392	5,286	22,231	20,920
Impairment of right-of-use and related long-lived assets	25,429	—	25,429	—
Restructuring expense	—	—	—	2,023
Share-based compensation expense	15,556	14,294	62,908	55,477
Adjusted EBITDA	$(24,665)	$(19,565)	$(116,413)	$(121,589)